Exhibit 99.1

PRESS RELEASE | February 21, 2024 | NASDAQ: PLL

PIEDMONT LITHIUM SELLS SAYONA MINING SHARES

BELMONT, North Carolina, February 21, 2024 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq: PLL; ASX: PLL), a leading global supplier of lithium resources critical to the U.S. electric vehicle supply chain, today announced the sale of the shares it held in Sayona Mining (“Sayona”) (ASX: SYA).

The Company has agreed to sell 1,152.2 million shares of Sayona for A$0.052 Australian Dollars (“A$”) per share through a secondary block sale via Canaccord Genuity. The sale price represents a premium to the 20-day volume weighted average price and will result in gross proceeds of approximately A$59.9 million, or US$39.4 million for Piedmont. Following the transaction and some smaller recent public market share sales, Piedmont will no longer hold any shares of Sayona. The sale of these shares has no impact on Piedmont’s joint venture or offtake position with Sayona Quebec.

The decision to divest the Sayona shares aligns with Piedmont's commitment to maintaining a prudent balance sheet while simultaneously minimizing dilution of Piedmont’s shareholders. This action, in addition to the cost-saving initiatives outlined in Piedmont’s recent corporate update, strategically positions Piedmont for the long term.

“This transaction underscores our commitment to delivering long-term value for Piedmont shareholders," said Keith Phillips, President and CEO of Piedmont Lithium. “We acquired our initial Sayona shares as part of our strategic investment in the Sayona Quebec joint venture and will recognize a meaningful gain on the investment. We remain fully committed to our joint venture with Sayona, with a particular focus on the ongoing ramp up of North American Lithium, the largest lithium operation in North America. Our 25% joint venture interest and associated offtake agreement are core assets of Piedmont, and we look forward to continuing to work closely with our partners at Sayona to supply IRA-qualified lithium resources critical to the U.S. electric vehicle supply chain.”

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
SVP, Corporate Communications &	Media Inquiries
Investor Relations	E: Christian@dlpr.com
T: +1 704 575 2549	E: Jeff@dlpr.com
E: esanders@piedmontlithium.com

About Piedmont Lithium
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development construction and production activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.